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                           HOST MARRIOTT CORPORATION
                              10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND 20817
                                 301-380-9000



TO HOST MARRIOTT SHAREHOLDERS:

  On December 29, 1998, Richard E. Marriott, chairman of Host Marriott Corporation ("Host Marriott") and Bruce D. Wardinski, chairman of Crestline Capital Corporation ("Crestline"), wrote to you concerning the distribution of Crestline shares to Host Marriott stockholders of record at 5:00 p.m. (EST). The letter described the terms of the Crestline distribution (the "Crestline Distribution") and indicated that the Crestline Distribution would be taxable to you as income in 1998. This letter provides further information regarding the amount of taxable income you recognized in the Crestline Distribution.

  A U.S. shareholder must include the fair market value of the Crestline Distribution on December 29, 1998 in gross income as ordinary income. The fair market value of the Crestline Distribution will equal the sum of (i) the fair market value (on December 29, 1998) of the Crestline shares received in the Distribution, plus (ii) the amount of any cash received in lieu of fractional shares of Common Stock.

  The following describes Host Marriott's determination of the fair market value of Crestline shares. U.S. federal income tax law does not provide definitive guidance regarding the determination of the fair market value of publicly traded securities (which the Crestline shares were on the Distribution Date). Several courts have held that the fair market value of such securities for federal income tax purposes equals the average of the high and low sales prices of such securities on the date of determination. As described in the proxy materials sent in December, 1998, regardless of the value that Host Marriott determines is appropriate for the Crestline Distribution, there can be no assurance that the IRS will not seek to establish a different fair market value.

  As you may be aware, shares of Crestline did not trade on the New York Stock Exchange on December 29, 1998. Host Marriott believes that the fair market value of the Crestline shares on December 29, 1998 was $15.30 per share (a distribution value of $1.53 per Host Marriott share), which is the value that the Host Marriott Board placed upon the Crestline shares (which valuation was based, in part, upon advice received by Host Marriott from outside financial advisors). This valuation is consistent with the average of the high and low sales prices of Crestline shares on December 30, 1998, the first day of actual trading on the New York Stock Exchange, which also was approximately $15.30. In early February 1999, you will be sent a 1099-DIV, which will reflect the amount of your taxable income based on this valuation.

  Your basis in your Crestline common stock will be equal to the amount of taxable income that you recognize (that is, $15.30 per share). Your basis in your Crestline common stock does not depend upon your basis in your Host Marriott common stock. In addition, the distribution of Crestline common stock will not affect your basis in your Host Marriott common stock.

  We recommend that you consult with your tax advisors regarding the particular federal, foreign, state and local tax consequences of the Crestline Distribution to you.


                            Sincerely,


                            Christopher G. Townsend
                            Senior Vice President, General Counsel and
                             Corporate Secretary

January 12, 1999